AVIS BUDGET GROUP REPORTS SECOND QUARTER 2017 RESULTS
PARSIPPANY, N.J., August 7, 2017 - Avis Budget Group, Inc. (NASDAQ: CAR) today reported results for its second quarter ended June 30, 2017.

•	Revenue at $2.2 billion was unchanged in the second quarter compared to prior year

•	Second quarter 2017 net income of $3 million and earnings per diluted share of $0.04

•	Adjusted EBITDA of $140 million, adjusted net income of $25 million and adjusted diluted earnings per share of $0.30 for the second quarter 2017

•	Company identifies additional cost savings of $25 million, bringing its total 2017 savings to $75 million

•	Company updates its 2017 Adjusted EBITDA and adjusted earnings per share estimates

“Our second quarter results in the Americas reflected both a 4% reduction in pricing resulting from industry over-fleeting and higher per-unit fleet costs due to lower used-vehicle values. Consequently, we have identified $25 million of additional savings opportunities globally, bringing our total expected savings this year to $75 million, and have lowered our full-year earnings guidance to reflect the difficult first half,” said Larry De Shon, Avis Budget Group President and Chief Executive Officer. “Industry fleet levels in the Americas normalized to demand towards the end of the second quarter. This enabled us to transition to improved pricing, with revenue per day up more than 1% in July. Looking forward, I am now more optimistic that the industry issues we've been contending with should be behind us.”

Reported revenue of $2.2 billion was unchanged compared to the prior year, with an increase in overall rental days being offset by a decrease in pricing. Strong International revenue growth offset lower revenue in the Americas. The pricing environment together with higher per-unit fleet costs in the Americas, net of early benefits from the cost reduction initiatives, resulted in a $33 million decrease in net income to $3 million (or $0.04 per share). Adjusted EBITDA was $140 million compared to $204 million in the prior year, and adjusted net income was $25 million ($0.30 per diluted share) in the quarter.

“Our recently announced partnerships with both Waymo and RocketSpace are providing opportunities to pilot scalable new business models as we start to execute on our strategy to leverage our fleet management and logistics capabilities in the rapidly developing mobility space,” said Mr. De Shon. “I'm also excited about all of the innovative growth initiatives we've announced this year, including enabling Avis customers to transact with us through Amazon Alexa and Google Home.”

Business Segment Discussion
The following discussion of second quarter operating results focuses on revenue and Adjusted EBITDA for each of our segments.

Americas

$ millions *	2017	2016	% change
Revenue	1,565	1,593	(2%)
Adjusted EBITDA	96	163	(41%)
Per-unit fleet costs	344	314	10%
* Excluding per-unit fleet costs

Revenue was 2% lower primarily due to a 4% reduction in time and mileage revenue per day, partially offset by 2% growth in rental days. Lower used-vehicle values resulted in just under a 10% increase in per-unit fleet costs and utilization was largely unchanged. Consequently, Adjusted EBITDA of $96 million was 41% lower in the quarter.

International

$ millions *	2017	2016	% change
Revenue	673	650	4%
Adjusted EBITDA	59	57	4%
Per-unit fleet costs	221	215	3%
* Excluding per-unit fleet costs

Revenue grew 4%, or 6% in local currency, due to an 11% improvement in volume, including a 6% benefit from FranceCars which was acquired in December 2016 and the shift in Easter to the second quarter, partially offset by a 3% decrease in local-currency time and mileage revenue per day. The strong organic revenue growth together with the acquisition of FranceCars, partially offset by a 3% increase in per-unit fleet costs and a $6 million impact from currency, resulted in a 4% increase in Adjusted EBITDA.

Other Items

Progress in Mobility - During the quarter, the Company announced two strategic partnerships that focus on its longer-term mobility strategy. The Company signed a multi-year agreement with Waymo, an Alphabet Inc. company, to offer fleet support and maintenance services for Waymo's self-driving car program at Avis and Budget car rental locations in Phoenix, AZ. The Company also signed an agreement with RocketSpace, a leading technology campus for start-ups and corporate innovators, to identify market opportunities and drive cross-industry innovation. These partnerships illustrate how the Company is finding new and innovative ways to leverage its global presence and capabilities to firmly position itself in the evolving mobility market.

Share Repurchases - The Company repurchased 1.9 million shares of its common stock, or 2% of its shares outstanding, at a cost of $50 million in the second quarter.

Outlook
Our full-year 2017 outlook includes non-GAAP financial measures. The Company believes that it is impracticable to provide a reconciliation to the most comparable GAAP measures due to the forward-looking nature of these forecasted adjusted earnings metrics and the degree of uncertainty associated with forecasting the reconciling items and amounts. The Company further believes that providing estimates of the amounts that would be required to reconcile the forecasted adjusted measures to forecasted GAAP measures would imply a degree of precision that would be confusing or misleading to investors. The after-tax effect of reconciling items could be significant to the Company’s future quarterly or annual results.

The Company today updated its estimated full-year 2017 results as follows:

$ millions *	2017 Estimates
Revenue	$8,800 - $8,950
Adjusted EBITDA	$725 - $775
Adjusted pretax income	$320 - $375
Adjusted net income	$205 - $240
Adjusted diluted earnings per share	$2.40 - $2.85
Repurchases of common stock	$200 - $250
Diluted share count (in millions)	84 - 86
Adjusted free cash flow	Approx. $350
* Excluding adjusted diluted earnings per share and diluted share count and assuming no material changes in currency exchange rates.

Additional Guidance Details:

Americas

% change	vs prior year
Rental days	1.5% - 2.5%
Time and mileage revenue per day	(1%) - (2%)
Per-unit fleet costs	7.0% - 8.0%
Changes in exchange rates are not expected to have a material impact on revenue per day or per-unit fleet costs.

International

% change	vs prior year
Rental days	10% - 12%
Time and mileage revenue per day	(1%) - (2%)
Per-unit fleet costs	(1%) - 2%
Includes the expected impact from changes in exchange rates on revenue per day and per-unit fleet costs of 2.5% and (2.0%), respectively, as well as the impact of acquiring FranceCars in December 2016.

Investor Conference Call
Avis Budget Group will host a conference call to discuss second quarter results and its outlook on August 8, 2017, at 8:30 a.m. (ET). Investors may access the call and supporting presentation materials at ir.avisbudgetgroup.com or by dialing (630) 395-0021 and providing the participant passcode 2995545. Investors are encouraged to dial in approximately 10 minutes prior to the call. A web replay will be available at ir.avisbudgetgroup.com following the call. A telephone replay will be available from 11:00 a.m. (ET) on August 8 until 10:00 p.m. (ET) on August 22 at (402) 220-0241.

About Avis Budget Group
Avis Budget Group, Inc. is a leading global provider of mobility solutions, both through its Avis and Budget brands, which have more than 11,000 rental locations in approximately 180 countries around the world, and through its Zipcar brand, which is the world’s leading car sharing network, with more than one million members. Avis Budget Group operates most of its car rental offices in North America, Europe and Australia directly, and operates primarily through licensees in other parts of the world. Avis Budget Group has approximately 30,000 employees and is headquartered in Parsippany, N.J. More information is available at www.avisbudgetgroup.com.

Forward-Looking Statements
Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans,” “may increase,” “forecast” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could” are based upon then current assumptions and expectations and are generally forward-looking in nature and not historical facts. Any statements that refer to outlook, expectations or other characterizations of future events, circumstances or results, including all statements related to our outlook, future results, future fleet costs, acquisition synergies, cost-saving initiatives and future share repurchases are also forward-looking statements.

Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this press release include, but are not limited to, the Company’s ability to promptly and effectively integrate acquired businesses, any change in economic conditions generally, particularly during our peak season or in key market segments, the high level of competition in the vehicle rental industry, a change in our fleet costs as a result of a change in the cost of new vehicles, manufacturer recalls and/or the value of used vehicles, disruption in the supply of new vehicles, disposition of vehicles not covered by manufacturer repurchase programs, the financial condition of the manufacturers that supply our rental vehicles, which could impact their ability to perform their obligations under our repurchase and/or guaranteed depreciation arrangements, any change in travel demand, including changes in airline passenger traffic, any occurrence or threat of terrorism, a significant increase in interest rates or borrowing costs, our ability to obtain financing for our global operations, including the funding of our vehicle fleet via the asset-backed securities market, any changes to the cost or supply of fuel, any fluctuations related to the mark-to-market of derivatives which hedge our exposure to exchange rates, interest rates and fuel costs, our ability to meet the financial and other covenants contained in the agreements governing our indebtedness, risks associated with litigation, governmental or regulatory inquiries or investigations involving the Company, changes in tax or other regulations, changes to our share repurchase plans, risks related to acquisitions, and our ability to accurately estimate our future results and implement our strategy for cost savings and growth. Other unknown or unpredictable factors could also have material adverse effects on the Company’s performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this press release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this press release. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are specified in Avis Budget Group’s Annual Report on Form 10-K for the year ended December 31, 2016 included under headings such as “Forward-Looking Statements,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition

and Results of Operations,” and in other filings and furnishings made by the Company with the SEC from time to time. Except for the Company’s ongoing obligations to disclose material information under the federal securities laws, the Company undertakes no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless required by law.

Non-GAAP Financial Measures
This release includes financial measures such as Adjusted EBITDA and adjusted free cash flow, as well as metrics that exclude certain items that are not considered generally accepted accounting principles (“GAAP”) measures as defined under SEC rules. Important information regarding such measures is contained on Table 1, Table 4 and Table 5 of this release. The Company and its management believe that these non-GAAP measures are useful to investors in measuring the comparable results of the Company period-over-period. The GAAP measures most directly comparable to Adjusted EBITDA, adjusted free cash flow, adjusted pretax income, adjusted net income and adjusted diluted earnings per share are net income (loss), net cash provided by operating activities, income (loss) before income taxes, net income (loss) and diluted (loss) earnings per share, respectively. Foreign currency translation impacts on the Company’s results are quantified by translating the current period’s non-U.S.-dollar-denominated results using the currency exchange rates of the prior period of comparison plus any related gains and losses on currency hedges. Per-unit fleet costs, which represents vehicle depreciation, lease charges and gain or loss on vehicle sales, divided by average rental fleet excludes our U.S. truck rental operations and is calculated on a per-month basis.

Contacts
Media Contact:	Investor Contact:
Alice Pereira	Neal Goldner
(973) 496-3916	(973) 496-5086
PR@avisbudget.com	IR@avisbudget.com

# # #
Tables Follow

Table 1
Avis Budget Group, Inc.
SUMMARY DATA SHEET
(In millions, except per share data)

	Three Months Ended June 30,			Six Months Ended June 30,
	2017	2016	% Change	2017	2016	% Change
Income Statement and Other Items
Net revenues	$2,238	$2,243	0%	$4,077	$4,124	(1%)
Income (loss) before income taxes	11	63	(83%)	(154)	(23)	*
Net income (loss)	3	36	(92%)	(104)	(15)	*
Earnings (loss) per share - Diluted	0.04	0.38	(89%)	(1.22)	(0.16)	*

Adjusted Earnings Metrics (non-GAAP) (A)
Adjusted EBITDA	140	204	(31%)	113	248	(54%)
Adjusted pretax income (loss)	42	98	(57%)	(83)	46	*
Adjusted net income (loss)	25	60	(58%)	(56)	33	*
Adjusted earnings (loss) per share - Diluted	0.30	0.63	(52%)	(0.65)	0.34	*

	As of
	June 30, 2017	December 31, 2016
Balance Sheet Items
Cash and cash equivalents	$776	$490
Vehicles, net	13,322	10,464
Debt under vehicle programs	11,362	8,878
Corporate debt	3,572	3,523
Stockholders’ equity	148	221

Segment Results
	Three Months Ended June 30,			Six Months Ended June 30,
	2017	2016	% Change	2017	2016	% Change
Net Revenues
Americas	$1,565	$1,593	(2%)	$2,879	$2,957	(3%)
International	673	650	4%	1,198	1,167	3%
Corporate and Other	—	—	*	—	—	*
Total Company	$2,238	$2,243	0%	$4,077	$4,124	(1%)

Adjusted EBITDA (A)
Americas	$96	$163	(41%)	$76	$226	(66%)
International	59	57	4%	66	58	14%
Corporate and Other	(15)	(16)	*	(29)	(36)	*
Total Company	$140	$204	(31%)	$113	$248	(54%)

_______
*	Not meaningful.
(A)
See Table 5 for definitions and reconciliations of non-GAAP measures. Adjusted EBITDA includes stock-based compensation expense and deferred financing fee amortization of $10 million and $14 million in second quarter 2017 and 2016, respectively, and $17 million and $27 million in the six months ended June 30, 2017 and 2016, respectively.

Table 2

Avis Budget Group, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Revenues
Vehicle rental	$1,563	$1,573	$2,849	$2,901
Other	675	670	1,228	1,223
Net revenues	2,238	2,243	4,077	4,124

Expenses
Operating	1,108	1,122	2,157	2,162
Vehicle depreciation and lease charges, net	597	532	1,101	995
Selling, general and administrative	293	312	555	581
Vehicle interest, net	73	73	137	138
Non-vehicle related depreciation and amortization	65	65	128	126
Interest expense related to corporate debt, net:
Interest expense	48	56	97	106
Early extinguishment of debt	—	10	3	10
Restructuring and other related charges	38	5	45	20
Transaction-related costs, net	5	5	8	9
Total expenses	2,227	2,180	4,231	4,147

Income (loss) before income taxes	11	63	(154)	(23)
Provision for (benefit from) income taxes	8	27	(50)	(8)
Net income (loss)	$3	$36	$(104)	$(15)

Earnings (loss) per share
Basic	$0.04	$0.39	$(1.22)	$(0.16)
Diluted	$0.04	$0.38	$(1.22)	$(0.16)

Weighted average shares outstanding
Basic	84.0	93.9	84.9	95.1
Diluted	85.2	95.1	84.9	95.1

Table 3
Avis Budget Group, Inc.
SEGMENT REVENUE DRIVER ANALYSIS

	Three Months Ended June 30,			Six Months Ended June 30,
	2017	2016	% Change	2017	2016	% Change

Americas

Rental Days (000’s)	26,847	26,214	2%	50,144	49,335	2%
Time and Mileage Revenue per Day (A)	$38.73	$40.25	(4%)	$38.28	$39.83	(4%)
Average Rental Fleet	415,779	404,932	3%	390,603	381,580	2%

International

Rental Days (000’s)	13,110	11,795	11%	23,260	21,262	9%
Time and Mileage Revenue per Day (B)	$30.00	$31.76	(6%)	$30.16	$31.94	(6%)
Average Rental Fleet	203,425	182,797	11%	183,403	165,758	11%

Total

Rental Days (000’s)	39,957	38,009	5%	73,404	70,597	4%
Time and Mileage Revenue per Day	$35.87	$37.62	(5%)	$35.71	$37.45	(5%)
Average Rental Fleet	619,204	587,729	5%	574,006	547,338	5%
_______
Rental days and time and mileage revenue per day are calculated based on the actual rental of the vehicle during a 24-hour period. Our calculation of rental days and time and mileage revenue per day may not be comparable to the calculation of similarly-titled statistics by other companies. Amounts exclude U.S. truck rental and Zipcar transactions.

(A)	Changes in currency exchange rates had no effect in the three and six months ended June 30, 2017.
(B)	Changes in currency exchange rates had a 3% and 2% negative effect in the three and six months ended June 30, 2017, respectively.

Table 4

Avis Budget Group, Inc.
CONSOLIDATED CONDENSED SCHEDULES OF CASH FLOWS AND ADJUSTED FREE CASH FLOWS
(In millions)

CONSOLIDATED CONDENSED SCHEDULE OF CASH FLOWS

Six Months Ended June 30, 2017
Operating Activities
Net cash provided by operating activities	$1,139

Investing Activities
Net cash used in investing activities exclusive of vehicle programs	(97)
Net cash used in investing activities of vehicle programs	(2,922)
Net cash used in investing activities	(3,019)

Financing Activities
Net cash provided by (used in) financing activities exclusive of vehicle programs	(120)
Net cash provided by (used in) financing activities of vehicle programs	2,259
Net cash provided by (used in) financing activities	2,139

Effect of changes in exchange rates on cash and cash equivalents	27
Net change in cash and cash equivalents	286
Cash and cash equivalents, beginning of period	490
Cash and cash equivalents, end of period	$776

CONSOLIDATED SCHEDULE OF ADJUSTED FREE CASH FLOWS (A)

Six Months Ended June 30, 2017
Loss before income taxes	$(154)
Add-back of non-vehicle related depreciation and amortization	128
Add-back of debt extinguishment costs	3
Add-back of transaction-related costs	8
Working capital and other	85
Capital expenditures	(86)
Tax payments, net of refunds	(41)
Vehicle programs and related (B)	454
Adjusted Free Cash Flow	397

Acquisition and related payments, net of acquired cash	(14)
Borrowings, net of debt repayments	(3)
Transaction-related payments	(4)
Repurchases of common stock	(109)
Foreign exchange effects, financing costs and other	19
Net change in cash and cash equivalents (per above)	$286

_______
(A)	See Table 5 for a description of Free Cash Flow.
(B)	Includes vehicle-backed borrowings (repayments) that are incremental to amounts required to fund incremental (reduced) vehicle and vehicle-related assets.

RECONCILIATION OF ADJUSTED FREE CASH FLOW TO NET CASH PROVIDED BY OPERATING ACTIVITIES

Six Months Ended June 30, 2017
Adjusted Free Cash Flow (per above)	$397
Investing activities of vehicle programs	2,922
Financing activities of vehicle programs	(2,259)
Capital expenditures	86
Proceeds received on asset sales	(4)
Change in restricted cash	1
Transaction-related payments	(4)
Net cash provided by operating activities (per above)	$1,139

Table 5
Avis Budget Group, Inc.
DEFINITIONS AND RECONCILIATIONS OF NON-GAAP MEASURES
(In millions, except per share data)

The accompanying press release includes certain non-GAAP (generally accepted accounting principles) financial measures as defined under SEC rules. To the extent not provided in the press release or accompanying tables, we have provided below the reasons we present these non-GAAP financial measures, a description of what they represent and a reconciliation to the most comparable financial measure calculated and presented in accordance with GAAP.
DEFINITIONS
Adjusted EBITDA
The accompanying press release presents Adjusted EBITDA, which represents income from continuing operations before non-vehicle related depreciation and amortization, any impairment charges, restructuring and other related charges, early extinguishment of debt costs, non-vehicle related interest, transaction-related costs, net charges for unprecedented personal-injury legal matters and income taxes. Net charges for unprecedented personal-injury legal matters are recorded within operating expenses in our consolidated statement of operations. We have revised our definition of Adjusted EBITDA to exclude costs associated with the separation of certain officers of the Company and our limited voluntary opportunity plan, which offers certain employees the limited opportunity to elect resignation from employment for enhanced severance benefits. Costs associated with the separation of certain officers and our limited voluntary opportunity plan are recorded as part of restructuring and other related charges in our consolidated statement of operations. We did not revise prior years' Adjusted EBITDA amounts because there were no costs similar in nature to these costs. We and our management believe that Adjusted EBITDA is useful to investors as a supplemental measure in evaluating the aggregate performance of our operating businesses and in comparing our results from period to period. Adjusted EBITDA is the measure that is used by our management, including our chief operating decision maker, to perform such evaluation. Adjusted EBITDA is also a component in the determination of management's compensation. Adjusted EBITDA should not be considered in isolation or as a substitute for net income or other income statement data prepared in accordance with GAAP and our presentation of Adjusted EBITDA may not be comparable to similarly-titled measures used by other companies.

Adjusted Earnings Metrics
The accompanying press release and tables present adjusted pretax income (loss), adjusted net income (loss) and adjusted diluted earnings (loss) per share for the three months and six ended June 30, 2017 and 2016, which exclude certain items. We and our management believe that these measures referred to above are useful to investors as supplemental measures in evaluating the aggregate performance of the Company. We exclude restructuring expense, transaction-related costs, costs related to early extinguishment of debt and other certain items as such items are not representative of the results of operations of our business less a provision for income taxes derived utilizing applicable statutory tax rates for each item.

Reconciliations of net income (loss), income (loss) before income taxes and diluted earnings (loss) per share to Adjusted EBITDA and our adjusted earnings metrics are as follows:

		Three Months Ended June 30,
Reconciliation of net income to Adjusted EBITDA:		2017	2016

	Net income	$3	$36
	Provision for income taxes	8	27
	Income before income taxes	11	63

	Add certain items:
	Restructuring and other related charges	38	5
	Acquisition-related amortization expense	15	15
	Transaction-related costs, net	5	5
	Early extinguishment of debt	—	10
	Charges for legal matter, net (A)	(27)	—
	Adjusted pretax income	42	98

Add:	Non-vehicle related depreciation and amortization (excluding acquisition-related amortization expense)	50	50
	Interest expense related to corporate debt, net (excluding early extinguishment of debt)	48	56
	Adjusted EBITDA	$140	$204

Reconciliation of net income to adjusted net income:

	Net income	$3	$36
	Add certain items, net of tax:
	Restructuring and other related charges	23	4
	Acquisition-related amortization expense	11	10
	Transaction-related costs, net	4	4
	Early extinguishment of debt	—	6
	Charges for legal matter, net	(16)	—
	Adjusted net income	$25	$60

	Earnings per share - Diluted	$0.04	$0.38

	Adjusted diluted earnings per share	$0.30	$0.63

	Shares used to calculate adjusted diluted earnings per share	85.2	95.1
_______

(A)	Reported within operating expenses in our Consolidated Statement of Operations.

		Six Months Ended June 30,
Reconciliation of net loss to Adjusted EBITDA:		2017	2016

	Net loss	$(104)	$(15)
	Benefit from income taxes	(50)	(8)
	Loss before income taxes	(154)	(23)

	Add certain items:
	Restructuring and other related charges	45	20
	Acquisition-related amortization expense	29	30
	Transaction-related costs, net	8	9
	Early extinguishment of debt	3	10
	Charges for legal matter, net (A)	(14)	—
	Adjusted pretax income (loss)	(83)	46

Add:	Non-vehicle related depreciation and amortization (excluding acquisition-related amortization expense)	99	96
	Interest expense related to corporate debt, net (excluding early extinguishment of debt)	97	106
	Adjusted EBITDA	$113	$248

Reconciliation of net loss to adjusted net income (loss):

	Net Loss	$(104)	$(15)
	Add certain items, net of tax:
	Restructuring and other related charges	28	15
	Acquisition-related amortization expense	20	20
	Transaction-related costs, net	6	7
	Early extinguishment of debt	2	6
	Charges for legal matter, net	(8)	—
	Adjusted net income (loss)	$(56)	$33

	Loss per share - Diluted	$(1.22)	$(0.16)

	Adjusted diluted earnings (loss) per share	$(0.65)	$0.34

	Shares used to calculate adjusted diluted earnings (loss) per share	84.9	96.3
_______

(A)	Reported within operating expenses in our Consolidated Statement of Operations.

Adjusted Free Cash Flow
Represents Net Cash Provided by Operating Activities adjusted to reflect the cash inflows and outflows relating to capital expenditures and GPS navigational units, the investing and financing activities of our vehicle programs, asset sales, if any, and to exclude debt extinguishment costs and transaction-related costs. We believe that Adjusted Free Cash Flow is useful to management and investors in measuring the cash generated that is available to be used to repurchase stock, repay debt obligations, pay dividends and invest in future growth through new business development activities or acquisitions. Adjusted Free Cash Flow should not be construed as a substitute in measuring operating results or liquidity, and our presentation of Adjusted Free Cash Flow may not be comparable to similarly-titled measures used by other companies. A reconciliation of Adjusted Free Cash Flow to the appropriate measure recognized under GAAP is provided on Table 4.